Exhibit 10.2

Hong Kong Winalite Group, Inc.

Rooms 606, 6th Floor, Ginza Plaza, No. 2A Sai Yeung Choi Street South, Kowloon, Hong Kong

April 1, 2008

Dear Mr. Jianquan Li,

We have the pleasure to offer you the position of   Chief Financial Officer   with Hong Kong Winalite Group, Inc. (‘the Company’) commencing on   April 1, 2008  .

This letter will serve as your letter of employment with the following terms and conditions:

1.

Probation Period

Your probation period will be normally   3  months.  The Company may confirm your employment after assessment of your job performance during or right after the probation period.  A separate notification letter for confirmation will be issued.

2.

Compensation

Base Salary: RMB15,000  per month payable by 10th of the following month.

3.

Year End Bonus

You will receive a Year End Bonus equivalent to a month of Base Salary of each calendar year provided that you have been in the Company’s employment for 12 months as at December 31.

If you have been employed by the Company for less than 12 months as at the year end, you will receive a bonus payment of proportion of monthly Base Salary calculated by reference to your service days during the relevant calendar year.

4.

Bonus & Stock Option Plan

In this position, you are eligible to participate in the Company’s bonus program per Company’s Policy as appropriate to your position level.

You are also eligible to participate in Stock Option Plan per Company’s Policy as appropriate to your position level.

Details of the Plan will be provided to you later.

5.

Working Hours

The official working hours are from the hours of 8:30-9:00 am to 5:30-6:00 pm, from Monday to Friday with an hour lunch break. Upon any change of the Company’s working/operations hours, your working will be rescheduled accordingly.

You shall be expected to devote as much time as required for the proper discharge of your duties to the Company, and to the best of your ability, to seek, to safeguard the interests of the Company at all times.

You shall also be required to perform your duties beyond the normal working hours in accordance with the entrusted responsibilities of your position and you shall not be entitled to additional remuneration for work done beyond the normal working hours.

6.

Vacation

You will be entitled to the vacation of  5  working days per calendar year in addition to customary paid holidays.  If you have less than 12-month company service as at year end, you will have a proportion of vacation entitlement calculated by reference to completed month(s) of service during the relevant calendar year.  Your vacation days will be adjusted according to your years of service, the details of the vacation entitlement will be stated in the Employment Handbook.

7.

Public Holidays

You will be entitled to the public holidays in Hong Kong.

8.

Staff Benefit

You will be entitled to join the Staff Benefit Plans according to your years of service and/or the pre-assigned criteria by the Company.  The details of the benefit plans will be stated in the Employment Handbook or relevant booklet(s)/information which passed to you separately.  The Company may review or amend the benefit plans from time to time at its discretion and will keep you informed by Human Resources Team if any change(s).

9.

Pension Fund

The Company will arrange for your pension fund contribution in Hong Kong.

10.

Health Benefits and Insurance Coverage

During the Term of this Agreement, the Company agrees to provide you and your qualified dependants with comprehensive health and medical insurance benefits (i.e., medical, dental, pharmaceutical and disability.)

11.

Resignation/Termination of Employment

During the first week of your probation period, your employment could be terminated at any time by the Company or by you without written notice or payment in lieu.  After the first week of your probation period and before employment confirmation, seven days’ written notice or payment in lieu is required by either parties in case of termination of employment.  Upon confirmation and an official letter being issued, the employment could be terminated by either parties by   1   month(s) written notice or payment in lieu.

The Company may at any time terminate this Agreement without notice or payment in lieu if you:

  Willfully disobey a lawful and reasonable order of the Company;

  Act in serious, willful or persistent breach of your responsibilities or Company’s policies;

  Are guilty of fraud, dishonesty or any criminal act or act made a false statement in your application for employment;

  Are guilty of misappropriation of Company funds;

  Is habitually late or absent without permission and unable to give a satisfactory explanation or overstays leave without permission;

  Become bankrupt or makes any arrangements or composition with your creditors or becomes of unsound mind or permanently incapacitated from performing your duties;

Has other employment that has not been disclosed to the Company in circumstances that are detrimental to the interests of the Company.

12.

Confidentiality

Your attention is drawn to the confidential nature of the Company’s business and at all times you are required to maintain such confidentially. During this Agreement or at any time thereafter without the consent in writing of the Company being first obtained, you shall not use for your own account or divulge to any person, firm or company any information concerning the business, products, know-how, technology, accounts, finances, clients or customers of the Company or any of the secrets, dealings, transactions or affairs of the Company and upon termination of this Agreement, you shall surrender to the Company all original and copy documents, files, letters, computer files, samples or other items relation to any matter aforesaid.

13.

Exclusion From Other Business

You must not during your employment with the Company directly or indirectly engage or concern in the conduct of any business other than the Company’s business unless an advanced written consent by the Company.

14.

Conflict of Interest

Whilst under the Company’s employment, you may not associate in the business with Winalite distributors nor hold a distributorship with Winalite. You may not be associated as an advisor for other Multi-Level Marketing Companies.  Should you already hold a distributorship with other Multi-Level Marketing Companies, you must disclose this interest to the Company.  A conflict of interest, which is deliberate or pursued knowingly, is regarded as serious misconduct and may result in summary dismissal.

15.

Rules & Regulations

In addition to the terms and conditions in this letter, you shall observe and abide by all other existing rules and regulations of the Company, including any addition and revision as laid down by the Company form time to time.

16.

Modification of Terms

Any terms of the Agreement may be modified by the mutual agreement of the parties and / or by any change in the standard Company’s Rules and Regulations applicable to you during your employment with the Company.

17.

Applicable Law

The contract of employment shall be subject to the laws of Hong Kong. Any dispute concerning the contract shall be submitted to the competent Hong Kong court to the exclusion of all other jurisdictions.

Please sign the original copies of this letter and return one copy to the Company indicating your acceptance of this offer.

Yours Sincerely,

Hong Kong Winalite Group, Inc.

/s/ Jingjun Hu
___________________________________

Representative：Jingjun Hu
Date: April 1, 2008

Agreed and accepted by:

/s/ Jianquan Li
______________________________

Mr. Jianquan Li
Date: April 1, 2008